     Exhibit 99.1

Lexaria Bioscience Creates and Brands Subsidiary Companies

Kelowna, British Columbia – October 10, 2018 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”), a drug delivery platform innovator, is pleased to announce it has completed the creation of four wholly-owned subsidiary companies.

This new corporate structure more suitably reflects the distinct customer bases and business applications for each subsidiary, thereby allowing the Company to focus its future research and consider financing structures and industry partnerships specifically optimized to each.

Each of the companies has a new website currently under construction that is individualized for corporate purposes specific to that company, but also clearly branded as part of the Lexaria group of companies. The subsidiaries are each empowered with Lexaria’s patented DehydraTECHTM technology.

Lexaria CanPharm Corp., a Canadian company focused on providing DehydraTECH technology and other enhancements to the global cannabis industry. Lexaria CanPharm Corp. administers the Company’s current cannabis-related patent portfolio, which is one of the largest cannabis-focused intellectual property suites in the world. Lexaria CanPharm is in active discussions related to licensing its technology to companies located in Canada, the USA, and Europe.

Lexaria Nicotine Corp., a US company with a global license to provide DehydraTECH technology to the global nicotine and tobacco industries. Lexaria Nicotine Corp. administers the Company’s nicotine-related patent portfolio. Since mid 2017 the Company has had discussions with several leading nicotine/tobacco companies around the world and will continue to work towards a healthier consumer nicotine sector with potential industry partners well-established in the industry. Lexaria Nicotine Corp. is focused on reduced-risk nicotine solutions to help hundreds of million of existing smokers lead healthier lives with lessened risk of cancer through avoidance of combustible products.

Lexaria Hemp Corp., a US company globally licensed to provide DehydraTECH to the rapidly growing hemp-based foods and supplements industries. Lexaria Hemp Corp. is currently involved in discussions with a number of companies regarding the utilization of its technology in CBD-from-hemp products for the Canadian and US markets following recent announcements of regulatory advancement in both countries. Discussions with companies in other global markets are also underway with reportable progress expected soon. Lexaria Hemp Corp. will also soon announce the creation of a new wholly-owned brand that will be introducing a new category-killer product at the upcoming MJBiz conference in Las Vegas on November 14-16, 2018 where Lexaria will be exhibiting at booth 3227. Lexaria will set new standards that exceed consumers expectations and continue to advance the industry as we have done so since 2014.

Lexaria Pharmaceutical Corp., a US company globally empowered to license DehydraTECH to the large and diverse pharmaceutical sectors, including pain relief, vitamins, PDE5 inhibitors, hormone treatments, central nervous system conditions, and more. Lexaria Pharma will manage the broadest set of intellectual property of all the Lexaria family of companies and is in the R&D and product development phase.

Lexaria also announces it will utilize wholly-owned Poviva Tea Corp., to advance the existing ViPova Tea and Coffee consumer brands. Recent signs of legislative easing in the US support the possibility of renewed distribution possibilities for these brands.

Separately, Lexaria has received US$33,000 from the exercise of 330,000 options at the price of US$0.10 previously granted to a third party who is neither an officer nor director of the Company. No commissions or placement fees have been paid related to the funds received from these options exercised. Proceeds will be used for general corporate purposes.

About Lexaria
Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has eight patents granted in the USA and in

Australia and has filed over 50 patent applications worldwide across ten patent families. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules. www.lexariabioscience.com

For regular updates, connect with Lexaria on Twitter https://twitter.com/lexariacorp and on Facebook https://www.facebook.com/lexariabioscience/

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Alex Blanchard, Communications Manager
(778) 796-1897
Or
NetworkNewsWire (NNW)
www.NetworkNewsWire.com

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional stock warrants or stock options will be exercised. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements; or that results from any studies will be favorable or in any way support future business activities of any kind. Scientific R&D is often unpredictable and unanticipated results could emerge from any study and have a material impact as can any results that cannot be reproduced in subsequent testing. There is no assurance that any planned corporate activity, scientific study, R&D, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). TurboCBDTM, DehydraTECHTM technology and ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.